EXHIBIT 5.1

GRAY CARY WARE & FREIDENRICH LLP

2000 University Avenue

East Palo Alto, California 94303-2248

September 17, 2003

Agile Software Corporation

6373 San Ignacio Avenue

San Jose, California 95119-1200

Ladies and Gentlemen:

As counsel to Agile Software Corporation, a Delaware corporation (the “Company”), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933, as amended, of 1,794,997 shares of Common Stock, $0.001 par value (the “Common Stock”), of the Company (the “Shares”).

We understand that the Shares are to be sold for resale to the public as described in the Registration Statement. We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

Based on such examination, we are of the opinion that the Shares have been duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and the Prospectus included therein, as originally filed or as subsequently amended.

Respectfully submitted,

/s/ Gray Cary Ware & Freidenrich LLP

GRAY CARY WARE & FREIDENRICH LLP